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                                                                    EXHIBIT 99.1


             THE PRESLEY COMPANIES CLOSES PURCHASE OF SUBSTANTIALLY
                  ALL OF THE ASSETS OF WILLIAM LYON HOMES, INC.

              A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE PRESLEY COMPANIES VOTES IN FAVOR OF THE MERGER

NEWPORT BEACH, CA -- November 5, 1999 -- The Presley Companies ("Presley") (NYSE: PDC) announced today that it has closed the asset purchase pursuant to the Purchase Agreement, dated as of October 7, 1999, with William Lyon Homes, Inc. ("William Lyon Homes"), William Lyon and his son, William H. Lyon (collectively, the "Lyons"). Pursuant to the Purchase Agreement, Presley through its subsidiaries and limited liability companies purchased substantially all of the assets of William Lyon Homes for a cash purchase price of approximately $43 million and the assumption of substantially all of the liabilities of William Lyon Homes.

         At a Special Meeting of stockholders held today, Presley's stockholders voted to approve the merger of Presley with and into a wholly-owned subsidiary. In the merger, the subsidiary will be the surviving corporation and will be renamed "The Presley Companies". Subject to the satisfaction of certain conditions, the merger is expected to be effective on November 11, 1999. At the effective time of the merger, each outstanding share of Series A Common Stock and Series B Common Stock of Presley will be converted into 0.2 share of the surviving corporation. Shares of the surviving corporation will be listed on the New York Stock Exchange under the symbol "PDC".

         Shares issued in the merger will be subject to certain transfer restrictions. These restrictions are similar to those adopted by several other public companies and are intended to help preserve Presley's substantial net operating loss carryforwards for use in offsetting future taxable income. In general, these restrictions will prohibit, without the prior approval of the board of directors, the direct or indirect disposition or acquisition of any stock of the surviving corporation by or to any holder who owns or would so own upon the acquisition (either directly or through the tax attribution rules) 5% or more of the surviving corporation's stock.

         This press release (as well as oral statements or other written statements made or to be made by Presley) may be deemed to contain certain forward-looking statements with respect to the financial condition of Presley, which involve risks and uncertainties including but not limited to the matters disclosed in Presley's periodic and other reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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         William Lyon Homes is a California-based homebuilder and real estate developer with 15 sales locations in Northern and Southern California. William Lyon is the current Chairman of the Board of Presley.

         The Presley Companies is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona, New Mexico and Nevada. Founded in 1956, The Presley Companies has built and sold more than 48,000 homes and currently has 38 sales locations. Presley's corporate headquarters are located in Newport Beach, California.


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